Exhibit 99.1

[Bracketed text corrects inadvertent and minor misstatements.]

Operator:

Ladies and gentlemen, welcome to the Xerium Technologies Third Quarter 2011 Financial Results Conference Call on November 9, 2011. I will now hand the conference over to Kevin McDougall, Executive Vice President and General Counsel. Please go ahead, sir.

Kevin McDougall:

Thank you, and welcome to Xerium Technologies’ Third Quarter 2011 Financial Results Conference Call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies; and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress, and then will provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after market closed on Tuesday, November 8, 2011. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we’ll refer to during this conference call.

I’d also note that will make comments today about future expectations, plans and prospects of the company that constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in Monday’s press release and in our SEC filings. The forward-looking statements represent our view as of today, November 9, 2011, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA, that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available on our press release and in our materials, which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’d like to turn the call over to Stephen.

Stephen:

Thanks, Kevin. Good morning ladies and gentlemen. By now you’ve had the chance to review our earnings release and our slides which were posted on the Xerium website last night so I’m not going to walk you through the specifics of each chart, but Cliff and I will address any topics we missed in our remarks, in the Q & A session in just a few minutes.

Notwithstanding that we grew revenue by 9.1%, it should be obvious from our results that the quarter was quite challenging, as the global paper market has been unsettled for the past several months. By unsettled in our industry, I mean that mill managers are reluctant to place orders for rolls and clothing when they think there is a slowdown on the horizon. You can see this in our lower and essentially flat lined bookings for both rolls and clothing. Throughout the quarter, however, our backlogs remained robust even with the lower level of orders we experienced. Our paper machine clothing press felt backlog remains particularly strong as it has been for the past year.

The overall paper market has been experiencing substantial downward pricing pressure with pulp in South America, which we use as a leading indicator, down approximately 20% from its peak last year. Prices for newsprint and printing and writing are feeling the same pressures in some regions.

You can see from our decline in margins, that while we have continued to hammer away on our cost structure, actually increasing sales per employee by 6.6% in Q3 versus last year’s Q3, and worked hard to pass along as much of our cost increases as we can, we’ve not been able to offset all of the pressures with either cost reductions or increased pricing. I expect this pressure will abate slightly with declining oil prices, but the lag time between oil prices at the well head and the price of yarn seems to be about nine months. Rubber, the other major commodity we purchase, has seen no decline in pricing and it is negatively impacting our roll cover businesses.

Our margins are also impacted by our increasing revenue derived from emerging markets such as Asia. In 2005, only 12.6% of our revenue came from Asia. In contrast, through Q3 as you can see on slide 6, 18.6% of our 2011 revenue has been derived from Asia. This growth is the result of our strategic initiative to increase our revenue in this fast growing market to increase customer engagement by expanding our sales and applications engineering resources resident in the region, while utilizing our existing factories to produce the products. In 2005, most of our Asian revenue came from Japan, Korea and Australia. Now, a meaningful percentage comes from China and Indonesia. While this is a great business and we’re happy to have it as the developed markets remain in the doldrums; because we import into the region from higher cost factories elsewhere in the world, and have to absorb much of the freight and logistics expense, our margins are lower from these sales than are realized for the same or similar products in the mature markets. We fully understand that the best means to return to our historical margins is to produce in lower cost regions and we are continually working toward that position as resources permit.

Meanwhile our new product initiatives continue to make progress in every served market. In Q3, we derived 48% of our revenue from new product sales, roughly the same as in Q2. We continue on the path to our goal of 60% by the end of 2012 with all the new products we’ll need to reach our goal, already in the development pipeline. I’m pleased to tell you that progress continues on our SmartRoll introduction with 160 ordered as of the end of Q3 and nearly 100 installed and in operation. Additional commercially successful SmartRoll applications now total 14, a marked increase from our original plan of just one SmartRoll application per paper machine. For most customers, SmartRolls are paying for themselves in just a few months. Also contributing to the increase in new roll product revenue is our newly revamped spreader roll product line. Spreader rolls are used to keep the paper machine clothing smooth and wrinkle free in the machine and historically have long life expectancies. Our newest spreader rolls have even better performance characteristics, particularly lower energy requirements and even better life. These have been available for just six months and are beginning to take over the product line. As an old spreader roll comes into our plant for refurbishment, we are able to convert it to the latest product generation providing our customers with measurably improved value, while also improving the margin of the sale.

Now before I turn the call over to Cliff, I want to make some comments about our press felt capacity and how we’re resolving the issue of long lead times for this product family. The answer comes in several forms. First, we recently informed our Australian workforce that we would be resuming full rate production at our Geelong, Australia press felt plant. This plant had the capacity to produce 300 tons of press felt when it was closed in March of 2009, ahead of the 2009 recession. In order to satisfy the surge in orders we experienced at the end of the recession, we restarted just a small portion of that capacity in mid 2010. Over the past year and a half, the contract workforce there has performed admirably, and we had gradually increased production up to a rate equal to 120 tons per year, or 40% of peak capacity, by the middle of this year. As our press felt demand has continued to outpace even that increase, we’ve decided to return the plant to full output early in 2012. Hiring and training for this startup are underway now. Secondly, we’ve been investing in our Brazilian press felt plant during the same period. One of the two remaining key pieces of equipment required to boost our plant’s press felt capacity from its original 160 tons to nearly 400 tons is in the final stages of installation and commissioning. The final piece of machinery is a second impact non-woven product production facility which will come on line in Q1 2012. You may recall this is the new product line we introduced in 2010 that has increased our market penetration into paper grades we did not serve while it substantially reduces production costs because it does not require weaving. Once this new nonwoven line is in place, we believe we will have adequate press felt capacity to support our customers’ requirements while simultaneously reducing lead times and work in process inventories throughout 2012 and well into 2013.

Now I’ll turn the call over to Cliff for his remarks on our financial results.

Cliff:

Thank you, Stephen.

I’d like to start off by referring to the sales chart on page 9 of the slides. Sales for the quarter increased 9.1% to $148.2 million from $135.9 million in the third quarter of 2010. Excluding the impact of currency exchange rate differences, sales increased 4.3%. This increase was comprised of 3.2% growth in our clothing business and 6.6% growth in our rolls business. On a year to date basis, sales increased 9.4%, or 5.2% on a constant currency basis well ahead of global paper tonnage growth. On the same constant currency basis, clothing sales grew 4.2% while rolls improved 7.1% for the year to date period. On a sequential basis, sales for the third quarter decreased 1.4%, compared to the second quarter of 2011, as a result of unfavorable currency adjustments and a decline in clothing sales, partially offset by an increase in roll sales.

Gross margin dollars, as compared to the third quarter of 2010, improved 3.0%, largely as a result of increased sales volume and favorable currency exchange differences. Gross margin as a percentage of sales declined to 36.6% of sales from 38.7% of sales in the third quarter of 2010. As Stephen indicated, the decline was due to increased material costs and higher sales of lower margin product lines as well as favorable recoveries of aged paper machine clothing inventories in the prior year’s third quarter. Compared to the second quarter of 2011, gross margin dollars declined 6.3% while gross margin, as a percentage of sales decreased from 38.5% to 36.6% largely as a result of the reduction in inventory reserves in the second quarter of this year. On a year to date basis, compared to the first three quarters of 2010, gross margin dollars, excluding the impact of currency differences, improved by $5.1 million, or 3.3%, while gross margin as a percentage of sales, excluding the impact of currency differences declined .6 percentage points. This decline in gross margin rate over the first three quarters of 2011 was largely the result of increased paper machine clothing sales growth in regions with lower gross margins and increased raw material costs in our rolls business.

Selling general and administrative expenses, excluding restructuring costs increased .3% to $36.7 million from $36.6 million. On a constant currency basis, selling, general and administrative expenses, again excluding restructuring costs, improved $2.0 million due primarily to reduced incentive compensation expenses and lower environmental expenses in the third quarter of 2011. The chart on slide 10 shows that S,G&A, as a percentage of sales, improved over two full percentage points to 24.8% from 26.9% in the third quarter of 2010.

Income from operations improved in the third quarter of 2011 by 33.0% to $16.9 million from $12.7 million in the third quarter of 2010. Excluding the impact of currency exchange differences, income from operations improved 37.0% and 92.0% for the quarter and nine months ended September 30, 2011.

Net interest expense improved 17.5% to $9.9 million in the third quarter of 2011 from $12.0 million in the third quarter of 2010. This decline in interest expense reflects lower current interest rates and debt balances and the amortization of interest rate swap costs in 2010, net of higher deferred financing cost amortization in the current year. The decrease in interest rates and the increase in deferred financing cost amortization are a result of the refinancing in May 2011. Cash interest expense in the third quarter of 2011 was $8.9 million.

Income taxes, as a percentage of pre-tax income was 48.0% in the third quarter of 2011 and 63.0% on a year to date basis. Our overall effective tax rate reflects the fact that we have losses in certain jurisdictions where we receive no tax benefit. Looking forward we expect our full year effective tax rate to be in the mid to upper 50% range.

Net income and diluted earnings per share improved to $ 3.5 million, or $.23 per diluted share in the third quarter of 2011 from a loss of $(3.7) million, or $(.24) in the third quarter of 2010. On a year to date basis, 2011 net income improved to $5.8 million, or $.38 per diluted share from a loss of $(73.8) million, or $(8.84) per diluted share for the comparable nine month period ended September 30, 2010. As previously disclosed, the 2011 year to date results include a loss on extinguishment of debt which decreased net income by $2.7 million, or $.18 per share for the nine months ended September 30, 2011.

Page 11 of our slide deck displays our adjusted EBITDA results for the third quarter of 2011. Adjusted EBITDA is a non-GAAP measure by which we manage compliance with our existing financing agreements and provides both a liquidity and financial performance measure of the business. Adjusted EBITDA in the third quarter of 2011 decreased by 1.7% to $28.6 million from $29.1 million in the third quarter of 2010. On a year to date basis, Adjusted EBITDA improved 7.7% to $84.9 million from $78.8 million year over year. Excluding the impact of currency exchange differences, Adjusted EBITDA declined (2.8)% for the third quarter of 2011 but improved 6.1% for nine months ended September 30, 2011. Our trailing 12 month Adjusted EBITDA is $120.2 million for the 12 months ended September 30, 2011.

The data on slide 12 shows improvement in Trade Working Capital (“TWC”) from the second quarter of 2011 from 27.9% of sales to 26.7% of sales. This improvement is primarily related to the impact of the strengthening US dollar during the third quarter as well as reduced inventory and accounts receivable levels. Looking back to the fourth quarter of 2010 TWC increased from 24.6% of sales to 26.7% of sales as a result of a weakening US dollar, increased inventories and large vendor payments which were made just after yearend.

Capital expenditures for the year to date period totaled $18.9 million. As shown on slide 13 we now expect full year capital expenditures to approximate $30 million which is just below our previous estimate of $32 million. No mission critical projects are being withheld or deferred, but all projects are carefully reviewed.

Net cash from operating activities totaled $24.1 million in the third quarter of 2011. In addition, the company generated another $5.4 million of cash from the sale and leaseback of our manufacturing facility in Geelong, Australia. A portion of total cash generated was used in the third quarter of 2011 for capital expenditures of $6.9 million and debt reduction of $11.7 million. This debt repayment along with the impact of foreign currency adjustments reduced the Company’s Long Term debt by approximately $20 million compared to the second quarter of 2011. Additionally, the Company’s cash position also increased during the third quarter of 2011 by $8.5 million to $43.0 million.

Stephen:

Thanks Cliff. From Cliff’s remarks and our filings, you can see we have a clear focus on executing to a very tight plan, and are seeking every opportunity to conserve expenses while we grow the Company. I was asked a few weeks ago to comment on FedEx’s reduction in their forecast for their current fiscal year, and whether FedEx remained a good proxy for the paper industry. As you know, FedEx is a bell weather importer from Asia into the US and most everything that flies on one of their planes is in some form of paper packaging. In a recent article about FedEx’s holiday plans they reaffirmed they expect and are experiencing reduced volumes from Asia. I believe we’re seeing the same situation manifested in our reduced bookings and that while paper production is only slowing a small amount, it is definitely slowing in nearly all geographies. However, unlike late 2008 and early 2009, there is much less paper machine clothing and roll cover inventory in the pipeline between the paper machine clothing producers including Xerium, and the paper mills, so the multiplication effect we experienced back then is unlikely to happen this time. In late 2008, when the paper companies slowed down five percent, they consumed their bloated inventories before reordering. Consequently, we slowed down approximately 30%, waiting for them to return to a more reasonable inventory to production balance. Our just completed mill and machine level paper machine clothing inventory audits show that PMC inventories remain well in check now with only a few customers allowing their inventories to reach January 2007 levels. We are also in a much more regionally and grade-diverse position than we were in 2008 so I am much less concerned about this situation than I was then although we continue to monitor all of our customers’ inventories and their outputs very closely.

Finally, as Cliff highlighted, we made $11.7 million in mostly voluntary and unscheduled payments against our term debt. I’m pleased we’ve begun the process of deleveraging and look forward to continuing down this path.

Now that we have our financing securely in place and are generating meaningful amounts of uncommitted cash, we’re considering various uses of the free cash flow to improve long term shareholder value, uses that are not specifically prohibited within our credit facilities at our current leverage ratios.

Now Cliff and I will be very pleased to take your questions. Quiona (Operator’s name) may we have the first question please?

Operator:

And our first question comes from the line of Richard Kus with Jefferies.

Richard Kus - Jefferies & Company:

I don’t know if you had talked about it in the comments, if you did, I missed it. But can you talk about what volumes were in each of your segments this quarter compared to last year?

Stephen Light:

We did not speak about that. What I think we can tell you is that the ratio between rolls and clothing, which typically is [one third to two thirds], has not changed.

Richard Kus - Jefferies & Company:

And among demand for the various grades, is it fair to say that you guys have experienced more of a slowdown in printing and writing and you’ve probably seen more of your sales coming out of those packaging and tissue-type grades, so maybe they are a larger percentage of your sales at this point?

Stephen Light:

I think the way I’d answer that, Richard, is that, the segment that we are most focused on not being a player in or becoming less sensitive to is newsprint. Packaging is Xerium’s long suit, although printing and writing is our largest segment. We feel we have very strong positions, market share positions, which we do not publish, but we believe we have very strong market share positions in packaging and tissue. In fact, we would claim leadership in the tissue market. Some of our competitors might debate that, but we feel very strongly that that’s our case. We are probably number two in printing and writing, but it does vary geographically as well. Of course, there is so much packaging grade material produced in Asia to support global trade.

Richard Kus - Jefferies & Company:

And do you guys think that, as far as Asia goes, that they continue to slow down? Or are you expecting the economy there to bounce back?

Stephen Light:

I think for me to be prognosticating what’s going to happen over there is certainly out of my depth. I read three newspapers and two online services every day and I get five opinions. So I’d be more than happy to hear your opinion. I think they will continue to grow, but I don’t think you are going to see 9%. The most recent things I’m seeing are 6.8% or 6.9%, which is still very healthy growth.

Richard Kus - Jefferies & Company:

And then lastly, you guys touched on it a little bit, the various uses of free cash flow. Does debt reduction remain a priority or are you guys pretty comfortable with where the leverage is and you look to do other things as you said to enhance shareholder value?

Clifford Pietrafitta:

Debt reduction definitely remains a priority for the business. At this point in time, we’ve generated some nice cash in the third quarter. We’ve used some of that to pay down the debt. Given the economic outlook in the world, we’re sitting on more cash than we might normally be. But absolutely, we are looking to pay down the debt over the long term.

Stephen Light:

Richard, to volunteer an answer, one of the questions that we’ve gotten frequently from investors is “would we consider doing a share repurchase?” And the terms of our credit facility specifically prohibit that until we reach a leverage ratio well below where we are today. We are at 3.99 as of today, which is the lowest we’ve been since 2005.

Operator:

And our next question comes from the line of Brian Post with Roth Capital Partners.

Brian Post - Roth Capital Partners:

Looking back at your comments on the press felt capacity initiatives, I just wanted to get more commentary on the margin, the near-term margin impact of that, and also how long will it take you guys to normalize the machine clothing lead times that have been hampering orders, in my opinion.

Stephen Light:

That’s a couple of questions. Today, press felt revenue is supported by 54.4% of new product, which is, of course, well over the total clothing numbers. So you can see the press felt is the leadership position and customer demand for the press felt product seems to be bottomless. We continue to constrain order acceptance because of lead times. We will have increased press felt capacity between 2008 and the end of 2011 by more than 40%. We think that’s good and will carry us through 2012 and the early part of 2013 and allow us to restore more normal lead times at that point. But we’ve got the next generation of products coming down the pipe right now, so I don’t see any slowdown in the adoption of new felt products.

Brian Post - Roth Capital Partners:

Okay, and should we expect some margin improvement in concert with the new capacity coming up? I mean, it’s going to come up in the next two quarters. Can we expect that the margin improvement will happen with that, or is it going to take a few months to come to be realized?

Stephen Light:

How I would answer that would be as follows. If old press felt was being replaced by new press felt in the same region, you would see improved margin. Much of the new press felt is being sold into Asia, supporting 18.6% of revenue, and of course, there the margins are structurally lower than they are in the developed markets. I know that’s a little bit of a curve and it’s not a direct answer to your question, but I don’t think I can give you a direct answer.

Operator:

And our next question comes from John Koerber with Bennett Management.

John Koerber:

A couple of questions, Steve. The first is, I heard your commentary about opening up the Australian plant, or reopening it, and you also talked about free cash flow. If I could tease out from you whether you have further plans given your free cash flow to increase the size of your Asian footprint from a factory perspective, given you mentioned how your margins are impacted by your shipping costs from your other manufacturing facilities into Asia.

Stephen Light:

Okay. You cannot tease out from me whether we’re going to build a plant in Asia or not. What I can tell you is that we have very recently re-upped and extended the memorandum of understanding we have with a Chinese PMC producer to increase the amount of fabric that we source there and can sell in greater Asia.

John Koerber:

Okay. The second question is, I want to look back to the fourth quarter of 2010, which was really your strongest quarter last year. And I kind of assumed that the quarter had something of a “pent-up demand” in terms of your customers ordering from you. They had laid low a little bit because of your bankruptcy and also because they’re working off their inventory. Those factors should not be in place now, given your description of what the market is right now. So, your fourth quarter will have a tough comparison versus the fourth quarter of 2010. Is that a fair statement?

Clifford Pietrafitta:

Historically, we’ve seemed to have done better in the second half of the year, primarily in the fourth quarter. However, you’re right, from an economic stand-point, the industry was recovering last year. The fourth quarter was stronger and there was some pent-up demand. This year I think you’re seeing people be much more careful, in their purchasing and in their ordering pattern. So I think when you look at fourth quarter of 2010 versus fourth quarter of 2011, it’s going to be a tough comparison. We also had in the fourth quarter of 2010 some onetime benefits in that quarter. There was a gain on sale of a property in South America. So those onetime issues will also not be present in 2011.

John Koerber:

Finally. You may.

Stephen Light:

John, it might be helpful to look back. We posted a margin reconciliation that addressed the one-timers in Q4. If you go back on our website, I’m sure you can find that supplemental disclosure that we put out and it was prepared for investors to explain the spike up in margins. And there was, I think, a misconception that, that was an operating run rate, but it was supported by several of these one-timers.

Clifford Pietrafitta:

Including some healthy sales of some aged inventories that we had reserved for but actually sold at a profit. So that was a boost to the margins in the fourth quarter of last year.

John Koerber:

The final question, and again, as we were on the call, I was trying to pull it up and find it and I couldn’t quite find it. In your 10Q, you generally give segment earnings, and I don’t know if your press release did, but if it’s possible to get your segment earnings for clothing and roll covers, I would appreciate it.

Stephen Light:

John,

[Our 10Q will be filed shortly and I would direct you to that document for these metrics.]

Operator:

We have no further questions in queue at this time. I’d like to turn the call over to Mr. Stephen Light for closing remarks.

Stephen Light:

Quiona, thank you. Ladies and gentlemen, thank you for joining us for today’s call. Thank you for the questions. The next time that we’ll be speaking to you will be March, and that will be our fourth quarter and full year 2011 report. Thank you very much. Have a good day.

Operator:

Thank you for your participation in today’s conference. That concludes the presentation. You may now disconnect and have a great day.